Ally Financial Banking Subsidiary to Become State Member Bank
DETROIT, March 9, 2016 /PRNewswire/ -- Ally Financial Inc.'s (NYSE: ALLY) direct banking subsidiary, Ally Bank, received approval from the Federal Reserve to become a state member bank and be regulated by the Board of Governors of the Federal Reserve System through the Federal Reserve Bank of Chicago. Ally Bank's parent company, Ally Financial Inc., is also regulated by the Federal Reserve Bank of Chicago, and this move will simplify the regulatory structure by having a single federal regulator for both entities as Ally Bank becomes a larger part of Ally Financial. Ally Bank will also continue to be regulated by the Utah Department of Financial Institutions (UDFI).
"Ally Bank has become the leading direct bank in the United States since its launch in 2009, and we have continued to be recognized in the industry for our relentless focus on delivering for our customers," said Ally Chief Executive Officer Jeffrey Brown. "Ally Bank recently announced the launch of additional products that will enable the franchise to continue its growth and momentum in digital banking. Shifting toward a single primary federal regulator will position Ally to have a regulatory environment more in line with its peers as the banking subsidiary becomes a larger part of the overall company."
About Ally Financial
Ally Financial Inc. (NYSE: ALLY) is a leading automotive financial services company powered by a top direct banking franchise. Ally's automotive services business offers a full spectrum of financial products and services, including new and used vehicle inventory and consumer financing, leasing, vehicle service contracts, commercial loans and vehicle remarketing services, as well as a variety of insurance offerings, including inventory insurance, insurance consultative services for dealers and other ancillary products. Ally Bank, the company's direct banking subsidiary and member FDIC, offers an array of deposit products, including certificates of deposit, savings accounts, money market accounts, IRA deposit products and interest checking. Ally's Corporate Finance unit provides financing to middle-market companies across a broad range of industries.
With approximately $158.6 billion in assets as of Dec. 31, 2015, Ally operates as a financial holding company. For more information, visit the Ally media site at http://media.ally.com or follow Ally on Twitter: @Ally.
Contact:
Gina Proia
646-781-2692
gina.proia@ally.com